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                                                                    EXHIBIT 14.1
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[LOGO]                 ENVIRONMENTAL TECTONICS CORPORATION
                                 CODE OF ETHICS
              CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Company's Chief Executive Officer ("CEO") and senior financial officers hold important and elevated roles in corporate governance in that they are uniquely capable and empowered to ensure that shareholders, creditors and other stakeholders' interests are appropriately balanced, protected and preserved. This policy emphasizes the role of the CEO and senior financial officers in the conduct and practice of financial management and provides that the CEO and senior financial officers shall follow and advocate.

SENIOR FINANCIAL OFFICERS
Senior financial officers include the Company's Chief Financial Officer ("CEO"), Controller, and the chairperson of the Company's disclosure committee should those positions exist by name or responsibility.

HONESTY AND INTEGRITY
The CEO and senior financial officers shall observe high standards of business and personal ethics and practice honesty and integrity in every respect of dealing with the public, the business community, stockholders and government authorities.

COMPLIANCE WITH LAWS AND REGULATIONS
The CEO and senior financial officers shall comply with applicable laws, regulations and related rules and are prohibited from engaging in any activities that could involve the Company in any unlawful practice.

AVOIDANCE OF CONFLICTS OF INTERESTS
The CEO and senior financial officers shall not engage in apparent, potential or actual conflicts of interest, improper solicitation of business, conflicts based on outside interests and political contributions of Company funds.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE FINANCIAL DISCLOSURE
The CEO and senior financial officers are responsible for the Company's accounting controls and procedures, and the protection of shareholder interests. The responsibility includes the full, fair, accurate, timely and understandable disclosure in reports and documents filed or submitted to the Securities and Exchange Commission, American Stock Exchange, public communications made by the Company, other regulatory or required reports and internal reports.

COMPLIANCE
The CEO and senior financial officers shall comply with this Code and the ETC Code of Conduct. Failure to comply with this Code or the ETC Code of Conduct will result in appropriate sanctions administered with principles of fairness and equity, up to and including termination of employment.